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                                                                    EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT


AGREEMENT dated June 15, 1999, by and among BLOCK TRADING, INC., a Texas corporation ("Seller"), and RUSHMORE SECURITIES CORPORATION, a Texas corporation ("Purchaser").

         Subject to the approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, and the other terms and conditions of this Agreement, Purchaser desires to acquire certain assets of Seller and Seller is willing to sell such assets on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. Transfer and Assignment of Assets. At the Closing (as hereinafter defined), Seller agrees to convey, transfer, assign and deliver to Purchaser certain of the assets and properties used by it in its securities trading and software development business (the "Business") as conducted from its facilities in Houston, Texas, and Purchaser agrees to accept the same. The assets and properties so conveyed and transferred are hereinafter referred to as the "Purchased Assets" and shall consist of the following, except as set forth in
Section 2:

                  (a) Furniture, Fixtures and Equipment. All furniture, fixtures and equipment and all parts, accessories, tools and supplies pertaining thereto (the "Furniture, Fixtures and Equipment"), the principal items of which as of June 1, 1999, are described in Schedule 1(a) attached hereto.

                  (b) Prepaid Expenses. All prepaid expenses and deposits, but only to the extent that the benefits thereof shall accrue to Purchaser on and after Closing (the "Prepaid Expense Items"), the principal items of which as of June 1, 1999, are described in Schedule 1(b) attached hereto.

                  (c) Software. All computer hardware and software, including the software designed for the purpose of providing quote information, executions, trader support and back office record keeping for traders who access the securities, option, futures or commodities markets electronically, including the object (machine-readable) and source (human-readable) code, and all rights thereto.

                  (d) Name. The right to use the name "BLOCK TRADING" and any variation thereof. At Closing, Seller shall execute and deliver to Purchaser an Amendment to Seller's Articles of Incorporation to delete the name "Block Trading" from its corporate name.

                  (e) Warranties. All warranties, guarantees and the like of manufacturers, contractors, sellers or suppliers which pertain to the Purchased Assets.

                  (f) Telephones. Seller's interest in the telephone numbers and all listings pertaining to Seller in Houston area telephone books and directories.

                  (g) Receivables. All of Seller's accounts and notes receivable, purchase orders and contract rights for the receipt of money ("Receivables"), a listing of which along with the amount thereof as of June 1, 1999, is to be set forth in Schedule 1(h) to be prepared by Seller and attached hereto.

                  (h) Going Concern. The business of Seller as a going concern including the goodwill, if any, contract rights, and all records, books, customer lists, brochures, office supplies, literature, general intangible rights, credit information and any and all other operating data of Seller.

                  (i) Intellectual Property. Full and exclusive rights, subject only to that certain Software Assignment and Settlement Agreement dated April 8, 1999, unencumbered by any other licenses or grants



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         of rights to any third party, to any patents, patents pending, patent applications, trademarks, copyrights, service marks, trade names, nondisclosure agreements, a listing of which shall be prepared by Seller and attached as Schedule 1(j), and in addition all trade secrets, inventions, engineering designs, product specifications and processes pertaining to the Purchased Assets.

         2. Excluded Assets. Notwithstanding the generality of the foregoing, Purchaser shall not acquire the following assets of Seller:

                  (a) Cash. Any of Seller's cash, investments or cash equivalents, including any tax refunds and amounts received by Seller from Penson Financial.

                  (b) Avoidance Powers. Seller does not by this Agreement agree to transfer to Purchaser any bankruptcy avoidance powers or other causes of action with respect to the Purchased Assets or otherwise, all of which shall be retained by Seller.

         3. Assumed Obligations. Buyer shall assume on the Closing Date only the obligations, contracts, liabilities and commitments of Seller (the "Assumed Obligations") which are listed on Schedule 3 attached hereto. Buyer shall execute an assumption agreement with respect thereto, in an appropriate form approved by the parties. Buyer shall not assume, be liable for or discharge any debts, liabilities or obligations of Seller of any kind or character which are not specifically listed on Schedule 3.


         4. Purchase Price.

                  (a) Amount. The purchase price for the Purchased Assets shall be the sum of $800,000.

                  (b) Form of Payment. The purchase price (the "Purchase Price") shall be paid as follows:

                           (i) A sum equal to $50,000 shall be deposited in
                  cash, with Sheinfeld, Maley & Kay, attorneys for seller, to be held in an interest bearing account, to be released to the Seller at Closing upon satisfaction of all conditions and requirements of this Agreement, or to be returned to Purchaser if this Agreement fails to close pursuant to its terms;

                           (ii) A sum of cash equal to the amount released from
                  escrow and such additional amount required to fund the Purchase Price.

         5. Representations and Warranties of Seller. Seller makes no representations or warranties about the nature or condition of the Purchased Assets. The sale hereby shall have been approved by order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, and the Purchased Assets will be transferred to Purchaser free and clear of all pre-petition and post-petition liens, claims, encumbrances and taxes.

         6. Conditions Precedent. All obligations of Purchaser and Seller under this Agreement are subject to the fulfillment prior to or on the Closing of each of the following conditions, unless waived in writing by both. Purchaser and Seller shall each have the right to terminate this Agreement if all such conditions are not fulfilled prior to the Closing, and Purchaser and Seller shall use their best efforts to cause each of the following to be fulfilled:

                  (a) Bankruptcy Court Approval. Seller shall have received final and nonappealable approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, of this Agreement and the sale provided for herein, in a proceeding under
         Section 363 of the United States Bankruptcy Code, 11 U.S.C. Sec. 363.





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                  (b) Performance by Purchaser and Seller. Purchaser and Seller
         shall have performed and complied with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or on the Closing.

                  (c) No Material Adverse Changes. There shall have been no material adverse change in Seller's business, financial results, relationships with suppliers and distributors, financial condition, or the condition of the Purchased Assets.

                  (d) Satisfaction with Review. Purchaser shall in its sole discretion be satisfied with its due diligence review of the Purchased Assets and the Business.

                  (e) Delivery of Items. Seller shall have delivered to Purchaser all items required by this Agreement.

                  (f) Closing Date. Closing of the purchase and sale hereby shall have occurred not later than 30 days following delivery to Purchaser of all requested due diligence information.


         7. Other Agreements and Covenants. In addition to the Agreements set forth herein, the parties hereto agree as follows:

                  (a) Expenses and Commissions. Each party to this Agreement shall bear its own legal, accounting and other related expenses in connection with the transactions provided for herein. Each of the parties hereto agrees to hold the other harmless from and against any liability for broker's or finder's fees in connection with the purchase and sale provided for herein arising out of contracts, express or implied, which may be asserted against the noncontracting parties.

                  (b) Future Transactions. During the period from and after the date of this Agreement through the Closing Date, Seller covenants and agrees that, without Purchaser's prior written consent to the contrary, Seller will operate so as:

                           (i) To carry on the Business in substantially the
                  same manner as heretofore carried on, and not to make any purchase or sale, or enter into any agreement or lease (whether as a lessor or lessee), or introduce any new method of management or operation in respect of any such business, except in the ordinary course of business and in a manner not inconsistent with prior practice and with the terms of this Agreement;

                           (ii) Not to acquire, sell, transfer, lease,
                  mortgage, pledge, encumber or otherwise dispose of any fixed asset (other than inventory that is sold in the ordinary and usual course of business) having a present value in excess of $1,000;

                           (iii) Not to change or alter the physical contents
                  or character of the Business or result in a change of the total valuation thereof, other than as a result of transactions in the ordinary course of business or as required under the terms of this Agreement;

                           (iv) To maintain and preserve its business
                  organization and goodwill intact and maintain its relationships with suppliers, customers, creditors, employees and others having business relationships with it;

                           (v) Not to make any changes or modifications in any
                  agreement to which it is a party which affects the Purchased Assets, except in the ordinary course of business or in an amount not exceeding $1,000 in any one transaction or as required by this Agreement;





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                           (vi) Not to make any commitment for any capital
                  expenditures for a single item exceeding $500 and not to make commitments for capital expenditures exceeding $1,000 in the aggregate.

                  (c) Future Assistance. Seller will assist and cooperate with Purchaser in assuming the Business of the Seller. Purchaser shall have the right, but not the obligation, to retain any or all of the current employees of the Seller.

                  (d) Notice. Any notice, instruction, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile as follows:

                  If to Purchaser, to:

                           D. M. Moore, Jr., Chief Executive Officer
                           Rushmore Securities Corporation
                           13355 Noel Road, Suite 300
                           Dallas, Texas 75240
                           Fax: (972)450-6001

                  With copies to:

                           Ronald L. Brown, Esq.
                           Glast, Phillips & Murray, P.C.
                           13355 Noel Road, Suite 2200
                           Dallas, Texas 75240
                           Fax: (972)419-8329

                  If to Seller, to:

                           Jeffrey Burke, President
                           Block Trading, Inc.
                           5085 Westheimer, Suite 4850
                           Houston, Texas 77056
                           Fax: (713) 621-5490

                  With copies to:

                           Ed Ripley
                           Sheinfeld, Maley & Kay
                           1001 Fannin Street, Suite 3700
                           Houston, Texas 77002
                           Fax: (713) 658-9756

                  Any party may change its address or addresses for purposes of this Section by written notice of such change to the other party in the manner herein provided for giving notice.

                  (e) Non-Solicitation. Neither the Seller, nor its officers and directors will solicit or entertain offers from or negotiate with any person or entity regarding the sale of the Business or assets upon execution of this Agreement. Seller may only solicit or entertain offers if this Agreement is terminated.

                  (f) Access to Information. From and after the date hereof, Purchaser and its representatives shall be provided with access to the assets, financial statements, employment files, books, records and







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         employees of Seller and shall have the right to inspect such property and to inspect and copy all such books and records of Seller.

                  (g) Liquidated Damages. Upon termination of this Agreement upon the occurrence of either of the following events, Seller shall pay to Purchaser the direct out-of-pocket expenses incurred by Purchaser in conducting its due diligence and paying legal fees and other costs of the transaction hereby, in the maximum amount of $150,000, as liquidated damages and not as a penalty: (i) Seller shall be in breach of any provision of this Agreement, which breach results in the failure to close the sale hereby; or (ii) this Agreement shall be terminated upon the failure of Seller to satisfy a condition to closing, and at any time during 12 months thereafter, Seller shall conclude a transaction for the sale of Seller or its assets with any other party.

         8. Closing.

                  (a) Closing. The Closing shall take place at the offices of Purchaser as set forth above, at such time as the parties may mutually agree upon, but in no event later than the date set forth in Section 6(f) (the "Closing Date"). The Closing Date may be extended upon the joint approval of the parties or by the parties if necessary in order to obtain Bankruptcy Court approval.

                  (b) Delivery of Items by Seller. At or prior to the Closing, Seller shall deliver to Purchaser:

                           (1) A Bill of Sale covering all of the Purchased
                  Assets.

                           (2) An order of the Bankruptcy Court authorizing the
                  transactions contemplated hereby, in form satisfactory to counsel to Purchaser.

                           (3) All other books, records, papers, evidences of
                  title or interest and documents relating to the Purchased Assets and assumed liabilities.

                  (c) Delivery of Items by Purchaser. Purchaser shall deliver to Seller at the Closing:

                           (1) The consideration set forth in Section 4.

                           (2) An assumption of liabilities as described in
                  Section 3.

                  (d) Allocation of Price. The purchase price shall be allocated among the Assets as set forth on Schedule 8(d).


         9. General.

                  (a) Section and Subsection headings contained in this Agreement have been inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may not be amended, modified or terminated except by writing signed by executive officers of both Purchaser and Seller. This Agreement represents the culmination of substantial negotiations between the parties and is the entire final Agreement between them pertaining to the subject matter hereof. No waiver of any breach of any term hereof shall be effective unless made in writing, signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be construed as a waiver of any subsequent breach of that term or of any other term of the same or different nature.

                  (b) This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.





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                  (c) If any section or portion of this Agreement is held to be illegal or otherwise void or invalid, the remainder of this Agreement shall not be affected and shall remain in full force and effect.

                  (d) THIS AGREEMENT SHALL BE INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                  (e) All exhibits, schedules and statements which are attached to the Agreement are incorporated in this Agreement as though fully set forth at the respective points indicated in this Agreement.




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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement this 15th day of June, 1999

                              SELLER:

                              BLOCK TRADING, INC.



                              By:  /s/ Jeffrey A. Burke
                                  ------------------------------------
                                   Jeffrey A. Burke, President

                              PURCHASER:

                              RUSHMORE SECURITIES CORPORATION



                              By:  /s/ D.M. Moore, Jr.
                                  ------------------------------------
                                   D. M. Moore, Jr., Chief Executive Officer